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                                                                     Exhibit 4.5

                                AMENDMENT TO THE
                           CERTIFICATE OF DESIGNATION

                                       of
                         SERIES A JUNIOR PARTICIPATING
                                PREFERRED STOCK
                                       of
                           NPS Pharmaceuticals, Inc.

       (Pursuant to Section 151 of the Delaware General Corporation Law)

  NPS Pharmaceuticals, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on September 5, 2000.

    RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Certificate of Designation of Series A Junior Participating Preferred Shares dated December 16, 1996 (the "Certificate"), and the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors hereby amends the Certificate as follows:

    Section 1 of the Certificate is amended to increase the number of designated shares from Two Hundred Thousand (200,000) to Three Hundred Fifty Thousand (350,000).

    RESOLVED, FURTHER, that the proper officers of the company be, and they hereby are, authorized and directed to execute, deliver and cause to be filed, all documents, instruments, certificates and filings as shall be necessary or appropriate under the General Corporation Law of the State of Delaware to effect the amendment of the Certificate as set forth in the preceding resolution.

  IN WITNESS WHEREOF, the undersigned have executed this Amendment as of September 5, 2000.

/s/ James U. Jensen                       /s/ Robert K. Merrell
_____________________________________     _____________________________________
James U. Jensen                           Robert K. Merrell,
Secretary                                 Vice President